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       Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 27, 2006 with respect to the consolidated financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 31, 2006 with respect to the financial statements of IDS Life of New York Variable Annuity Account included in Post-Effective Amendment No. 11 to the Registration Statement (Form N-4, No. 333-03867) for the registration of the IDS Life of New York Flexible Portfolio Annuity offered by IDS Life Insurance Company of New York.

                                                     /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2006